Exhibit 99.1

05 - 06 - 2024

Air Lease Corporation
Q1 2024 Earnings Conference Call

TOTAL PAGES: 16

Air Lease Corporation
Q1 2024 Earnings Conference Call

CORPORATE SPEAKERS:
Jason Arnold
Air Lease Corporation; Head of Investor Relations
John Plueger
Air Lease Corporation; Chief Executive Officer and President
Steven Udvar-Hazy
Air Lease Corporation; Executive Chairman
Gregory Willis
Air Lease Corporation; Executive Vice President and Chief Financial Officer

PARTICIPANTS:
Helane Becker
TD Cowen; Analyst
Hillary Cacanando
Deutsche Bank; Analyst
Jamie Baker
JPMorgan; Analyst
Stephen Trent
Citigroup; Analyst
Ronald Epstein
Bank of America; Analyst

PRESENTATION:

Operator: Ladies and gentlemen, good afternoon. (Operator Instructions) At this time, I would like to welcome everyone to the Air Lease Corporation first quarter Earnings Conference Call. (Operator Instructions) And I would now like to turn the call over to Mr. Jason Arnold, Head of Investigations. Mr. Arnold, you may begin.

Jason Arnold: Thank you, Abbey. And good afternoon, everyone. Welcome to Air Lease Corporation's first quarter 2024 earnings call. This is Jason Arnold. I'm joined today by Steve Hazy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today we published our first quarter 2024 results. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today Monday May 6, 2024, and the webcast will be available for replay on our website. At this time, all participants to this call are in listen-only mode.

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Q1 2024 Earnings Conference Call

Before we begin, please note that certain statements in this conference call including certain answers to questions are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

This includes without limitation statements regarding the state of the airline industry, the impact of aircraft engine delivery delays in manufacturing flaws, our up sales pipeline and our future operations and performance.

These statements and any projections as to our future performance represent management's current estimates and speak only as of today's date. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations.

Please refer to our filings with the SEC for a more detailed description of risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events.

In addition, we may discuss certain financial measures such as adjusted net income before income taxes, adjusted diluted earnings per share before in taxes and adjusted pretax return on equity, which are non-GAAP measures.

A description of our reasons for utilizing these non-GAAP measures, as well as our definition of them and the reconciliation to corresponding GAAP measures, can be found in the earnings release and 10-Q we issued today. This release can be found on both the Investors section and the Press section of our website at www.airleasecorp.com. As a reminder, unauthorized recording of this conference is not permitted. I'll now turn the call over to our Chief Executive Officer and President, John Plueger. John?

John Plueger: Thank you, Jason. Good afternoon. Thank you, everyone, for joining us on our call today.

During the first quarter, ALC generated revenues of $663 million and $0.87 in diluted earnings per share. Results this quarter benefited from continued growth of our fleet and higher sales activity versus the prior year, though with the offset of lower end of lease revenue and higher operating expenses, which Greg will be in more detail shortly.

We purchased 14 new aircraft from our order book in the first quarter, adding approximately $900 million in flight equipment to our balance sheet, and we sold five aircraft totaling approximately $240 million in sales proceeds. New aircraft deliveries came in modestly below our expectation, while sales were approximately in-line. Weighted average fleet age remains young at 4.7 years, while weighted average lease term remaining stayed at seven years. The utilization rate on our fleet meanwhile, remains exceptionally strong at 100%.

Passenger traffic volume is continuing to expand at a strong pace, up close to 14% year-over-year in total, which Steve will expand upon further in his remarks. Demand for fuel-efficient commercial aircraft in turn remains exceptionally robust. At present, we are 100%

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placed in our forward orders to 2025, with 63% of our entire order book placed. Our $21 billion order book remains a key source of strength for us, given Boeing and Airbus have very few delivery positions available until the 2030s, while the vast majority of our positions are set to deliver through 2028. But with ongoing added delivery delays, this will likely extend well through 2029. Our delivery slots and those with a small handful of other lessors, are the only real option for airlines needing new aircraft within that time frame. So, as we've highlighted in the past, strengthening lease rates will benefit us in coming periods.

We're also benefiting from the strong market with respect to our existing fleet by lease extensions. Similar to 2023, we don't have that many scheduled lease expirations during 2024, but we do have a sizable uptick in 2025 and 2026 and with around 50 scheduled lease expirations in each of those years. Practically all of our airline customers are eager to retain our aircraft for their operations given OEM delivery delays and other factors limiting availability for both new and used aircraft. As such, we believe lease rates on extensions will remain strong.

As for the view ahead, supply chain constraints on new commercial aircraft are clearly not going away anytime soon. Boeing production remains challenged on the 737 side, with both supply chain and FAA production volume constraints while the 787 program is also seeing a slow path to gaining production momentum with ongoing supply chain challenges. Airbus meanwhile, is also subject to the same impact from supply chain constraints as well as the ongoing Pratt & Whitney issues impacting the A320 and A321neo family. We've said for some time that aircraft manufacturing supply chain challenges are not easily resolvable and will take a number of years to finally overcome, and our view here remains firmly intact. I do want to emphasize, though, that we believe that the manufacturers have been humbled by the ongoing challenges, and that we firmly believe that the OEMs are focused on the importance of production quality and safety above all other factors.

We continue to expect full year 2024 deliveries to be in the range of about $4.5 billion to $5.5 billion. At this juncture, we anticipate deliveries at the midpoint of this range at approximately $5.1 billion given ongoing delays. However, the $4.2 billion in expected CapEx for the remainder of '24 that we disclosed in our 10-Q, could have further downside risk, particularly with respect to Boeing deliveries. As for second quarter expectation, we anticipate around $1.5 billion worth of new aircraft deliveries. I want to again highlight the fact that the volume of expected deliveries in '24 is still quite sizable relative to our $27 billion fleet.

We continue to see strong sales demand for our aircraft and sales activity for the first quarter was roughly in line with what we told you to expect. Our sales pipeline remains robust at about $1.4 billion including roughly $670 million in flight equipment held for sale and $700 million of aircraft subject to letters of intent. The closing timing of transactions tends to be somewhat lumpy based on factors outside of our control. But based on current indications, we would expect around $500 million in aircraft sales to close in the second quarter of 2024. Sales activity is a key part of our business model, given we target owning new aircraft only over the first a third of their economic lives and harvesting of gains is a

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critical part of the economic returns on our aircraft investments, as well as enhancing the return on equity profile of our business.

I'd like to close with a few reminders. We run Air Lease for the long-term benefit of our shareholders, not focused on quarter-to-quarter variations.

Our new aircraft order book model has consistently minimized asset risk and maximize asset value. Let me remind you, for example, that since our inception in 2010, Air Lease has not recorded any impairment charges to date. We also do not run our business on any single isolated metric, such as lease yield. The largest impact to our lease yields are the new aircraft we take delivery of, versus the older aircraft we sell, which are typically at higher yields. This is one reason why we give you an outlook each quarter as to expected new aircraft capital expenditures and our expected aircraft sales. During 2023 and ‘24, we have relatively few lease extensions or transfers to different airline operators. So, these have very minor impact on our overall lease yields for those years.

As we've highlighted before, we have an average lead time of about two years from when we sign a lease with an airline from one of our order book aircraft until delivery of that new aircraft. So our deliveries this year and in fact, any given year, reflect the environment that existed two years ago. As a result, we currently expect our lease yield and net margins remain around current levels for the remainder of 2024, and likely increase thereafter. At the same time, we expect our aircraft sales pipeline will continue to harvest healthy gains.

To conclude, we remain excited about our prospects ahead. Our order book is set to deliver significant fleet growth, all at a time when aircraft demand is exceptionally strong. In fact, the commercial aircraft market is as tight as we've ever seen it in our history in this business. This plays directly into our favor, both by the value of existing fleet and future returns from our order book. I'll turn the call over now to Steve Hazy, who will offer some additional comments. Steve?

Steven Udvar-Hazy: Thank you very much, John. Just to expand on his closing comments, as most of you know we have been in the aircraft leasing industry since the very beginning. So it should be pretty striking for you to hear for us to say that the current supply-demand imbalance is more strongly in our favor than we've ever seen for during our long careers. But this is the actual reality of the current environment, and we do not see a realistic of changing over the short to medium term, given the underlying trends in supply and demand. In fact, these imbalances are very likely to stay with us for at least three to four years in the future. Too little supply and super high demand, with no means of resolution on the horizon means persistent upward momentum for lease rates and aircraft values for our industry. These are the basic forces of economics. As the owners of more than $27 billion of new technology commercial aircraft and with another $21 billion scheduled to deliver through early 2029, we're very positive about these business prospects at present and for the remaining years as a result of this ongoing favorable market dynamic.

Airline traffic volumes remain strong globally, with many markets setting new records for both revenue passenger traffic as well as high load factors which is multiplying demand for

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new technology, fuel-efficient commercial aircraft, like those in our fleet and our order book. IATA traffic figures released last week continued to illustrate solid expansion. Total international volume was up a robust 19% for the most recent months, with all major markets continuing to rise at double-digit percentage rates. Asia Pacific traffic remains the hottest overall international market, expanding at a dramatic 39% versus last year. We continue to expect Asia Pacific growth to remain one of the strongest globally as travel momentum continues to build, particularly in the intra-Asia international markets, as well as in the Asia to North America and Asia to Europe international routes. International traffic outside of Asia is also very strong, with Latin America, North America, Europe, the North Atlantic and the Middle East markets enjoying particularly robust expansion. Domestic traffic in the meanwhile, was up a healthy 7% and even China is showing increasing passenger volumes. Load factors remain elevated, and many markets are achieving new historical records. We expect total average load factors to continue to expand from the low 80s. That range, given constrained commercial aircraft supply with many regions of the world, experiencing significantly higher load factors and in some airlines actually setting new records.

Airlines have also been enjoying revenue growth and margin expansion, and the IATA outlook for full year profitability suggests record performance is potentially achievable this year. Times are clearly good right now for most of the world's airlines, but it's important to point out that Air Lease's business model does not correlate to airline profitability or success. Airlines need aircraft to achieve route network goals in order to generate revenue and obtain profitable targets. Not the other way around. We provide airlines the necessary flying assets for them to best achieve these objectives via brand new aircraft from our order book with the lowest fuel burn available in the market and which are also typically aircraft types with the lowest operating expenses and the best dispatch reliability. Lease payments are required to be made regardless of an airline's profitability.

And I'd point out that leasing expense is rarely within the top five largest airline expense line items in their income statement. So keeping up with lease payments is typically not going to make or break an airline. From a risk management point of view, our fleet remains highly diversified with just 1% of the fleet book value exposure on average to any individual airline customer, and our significant security packages provide us substantial insulation from any airlines that run into operating difficulties.

Circling back to ALC's first quarter results, we delivered 14 new aircraft from our order book during the period including 13 narrowbody aircraft and one new widebody aircraft. We delivered two A220 aircraft in the quarter, one A220 delivery to ITA Airways, the national carrier of Italy and one A220-300 to a growing airline in Southeastern Europe. We delivered one A320-200neo to SATA, operating out of Azores, Portugal as well as six A321neos in the quarter including two deliveries to ITA and part of the nine aircraft placed with that airline, one to Transavia based in Netherlands and one to a large and growing central Asia-based airline as well as two deliveries in North America. We delivered four 737-8s during the quarter including one to Malaysia Airlines as part of our 25 737-8 package, we placed with that aircraft, one to Aeromexico as part of the nine aircraft 737-8 and -9 aircraft placement, and one to Neos, the Italian airline based in Milan, as well as one to a central Europe

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airline. On the widebody side, we delivered one new Airbus A350-1000 widebody to Virgin Atlantic Airways furthering that airline's rebuild of its international capacity with new efficient wide-body aircraft following the retirement of its 747 fleet as well as its oldest A330s. Our main frustration as in previous quarters is that unfortunately, neither Airbus nor Boeing were able to deliver many of the new aircraft ALC had contracted for delivery in early '24. The aircraft that did deliver were all late. I repeat, the aircraft that did deliver were all late. In summary, airline demand for aircraft is solid. The supply of desirable jet planes is extremely tight, and Air Lease is positioned extremely well to take advantage of these market trends, not just for the short term, but very likely for many years in the future.

I will now turn the call over to our CFO, Greg Willis, for his detailed comments on our financial performance in Q1 of 2024.

Gregory Willis: Thank you, Steve. And good afternoon, everyone. During the first quarter of 2024, Air Lease generated revenues of $653 million, which was comprised of approximately $614 million of rental revenues and $49 million from aircraft sales, trading and other activities. The increase in our total revenues was driven by the growth of our fleet and gains recognized from our sales activities. As John noted, our year-over-year rental revenue comparison was impacted by the fact that end of lease revenue this quarter was substantially lower as compared to the $35 million recognized in the prior period. Similar to last quarter, I want to highlight the core nature of end-of-lease revenue to our business. And while it tends to fluctuate, these revenues are meaningful and are a recurring part of the earnings generated by our business.

Sales proceeds for the first quarter totaled approximately $240 million from the sale of five aircraft. These sales generated $23 million in gains, representing an 11% gain on sale margin coming in again this quarter above our long-term average of 8% to10%. Gain on margin will vary somewhat from quarter to quarter based on aircraft sold and market conditions. Our $1.4 billion aircraft sales pipeline remains robust and contains healthy valuations on those aircraft. In addition to enhancing the return profile of our business, attractive gains also underscore the embedded value in our fleet, enhance liquidity, and are a means for us to reduce our financial leverage over time as well.

Moving on to expenses. Interest expense rose by roughly $30 million year-over-year, driven up by a 61 basis point increase in our composite cost of lines to 4.03% and it was a primary contributor to the uptick in operating expenses relative to last year. We continue to significantly benefit from our largely fixed rate capital structure, which has helped us to moderate the effects of the current interest rate environment, with 83% of our debt being at fixed rates. I do want to point out though that the inversion of the yield curve continues to create a drag on our results, as typically the use of our revolving credit facility serves to reduce our composite cost of funds, while at present is serving to increase it. We expect over time that the yield curve will normalize, having a beneficial impact on our financing cost.

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Depreciation expense continues to track the growth of our fleet. SG&A, meanwhile, was flat relative to the prior year's quarter, while declining relative to that period as a percentage of revenue.

Cash flow from operations was approximately 7% in the first quarter relative to the prior year, benefiting from the fleet expansion and strong airline customer cash collections. Healthy continued cash collections further our ability to reduce debt balances and fund aircraft deliveries.

Moving on to financing activities. During the quarter, we completed several capital market raises totaling $1.4 billion. In January, we raised $500 million in the U.S. bond market at a rate of 5.10%, maturing in 2029. We then raised CAD 400 million at a rate of 5.95%, inclusive of cross-currency swaps maturing in 2028. And lastly, we completed our European bond issuance of EUR 600 million at 5.44%, which again is inclusive of currency swaps maturing in 2030. Our Canadian and European debt capital market activities further demonstrate the diversity of our funding base and sources of liquidity. We are particularly excited about our inaugural EURO bond deal, having been the first lessor to reopen that market since 2005. Combining our recent USD, CAD, EURO and Islamic financing transactions, we've effectively created a global funding platform for our business, offering us significant market breadth and diversity. We are also very pleased by the recent upsize and extension of our revolving credit facility to $7.8 billion from $7.4 billion, which remains a key component of our funding story. We would like to thank the 52 banks in this facility, which is comprised of many long-term partners as well as several new partners, for their continued support.

We remain very focused on maintaining our strong investment-grade balance sheet, utilizing unsecured debt as a primary source of financing, maintaining a high ratio of fixed rate funding, and utilizing a conservative amount of leverage, and targeting a debt-to-equity ratio of 2.5x. Our liquidity position remains strong at $6.5 billion at the end of the first quarter and our unencumbered asset base of $29 billion is a source of strength on our balance sheet.

Our debt-to-equity ratio at the end of the first quarter was 2.7x on a GAAP basis, which net of cash on the balance sheet is approximately 2.6x. We continue to utilize proceeds from aircraft sales to pay down debt and help us reach our long-term debt-to-equity target over the medium term.

Wrapping up, we remain very positive on our outlook for the future. The value of our fleet and order book remains a key source of strength for our business in the currently very robust operating environment. We expect strong lease rates and aircraft values to continue to bolster both our long-term performance, while sizable continued fleet expansion will also contribute to revenue expansion ahead.

Finally, I do want to note today we are renewing our shelf registration statement.

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To be clear, this filing is being made to replace our existing shelf that expires tomorrow. Consistent with our historical practices, this registration statement will allow us to continue to access the capital markets in an efficient manner, With that, I'll turn the call back over to Jason for the question and answer session of the call.

Jason Arnold: Thank you, Greg. This concludes management's commentary and remarks. (Operator Instructions) Abby, please open the line for the Q&A session.

Operator: (Operator Instructions) And we will take our first question from Helane Becker with TD Cowen.

Helane Becker: Have you given any thought to increasing the size of the order book?

John Plueger: Steve, do you want to take that one?

Steven Udvar-Hazy: Yes, Helane, nice to hear from you. We have a huge order book compared to most airlines and most lessors that comprises of over $21 billion of future deliveries between now and the first quarter of 2029. That's over 300 aircraft.

So I think we're in a very good position to generate further growth over the next four years. I can tell you that the orders that we placed during the pandemic, particularly in the end of 2021 and in 2022, were placed at prices and favorable delivery dates that could not be duplicated today because we placed those orders when airlines we're actually more concerned about their long-term survival than ordering airplanes.

Most of the leasing community was, of course shell shocked because of the effect of the pandemic. But we knew that in the long term, the industry will recover, and we placed strategic orders at a time when we were able to negotiate excellent pricing, terms and delivery dates.

So at this point in time, with this order frenzy that has been going on since the late part of 2022, '23 and continuing in the early part of this year, we do not feel compelled that we need to place large-scale orders.

In fact, Helane, we anticipate that in the next several years, there could be airlines and lessors that may have to modify or alter their delivery and order backlog, which will give us a first look at opportunities to add incremental aircraft if the economics are right. So I hope that answers your concerns.

Helane Becker: Yes. No. That's really helpful, Steve. My follow-up question -- as you mentioned that you're seeing growth in China again. I noticed that is well in the recent IATA data. Were you surprised that I think it was China Southern or China Eastern ordered the Comac aircraft?

Steven Udvar-Hazy: Why would we be surprised? Go ahead, John.

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John Plueger: That's right. No. Not at all. I mean that is what we have actually telescoped many times was the logical expectation that we had that Chinese-built aircraft, such as Comac, would be, in fact, be ordered by the major Chinese airlines. So it was totally expected.

Operator: And we will take our next question from Hillary Cacanando with Deutsche Bank.

Hillary Cacanando: Air Lease recently included in the -- I think it was S&P 600 small cap index. Are there any other indices that you're looking to get into? And if so, which one? And what is the process to be included in additional indices?

John Plueger: Greg.

Gregory Willis: Yes. I mean of course we like to be included as many indices as possible. However there's not a whole lot one can do as an individual company other than to express interest to be included.

But being a U.S. domiciled public company does have its advantages by being eligible for several of the S&P indices. But with that, I mean right now I don't think there's any more that are on the verge of being included, but we're very happy with being included in the S&P 600.

Hillary Cacanando: Okay, so nothing in the pipeline for 2024, nothing additional, I guess.

Gregory Willis: Not that we're aware of.

Hillary Cacanando: Okay. Then in the past, you've discussed the lag between the increase in -- increase in lease rates and the increase in interest rates. You've mentioned that many times.

Could you just kind of discuss how that is set to look this year? Do you expect that to kind of close or get narrower this year?

And -- and I guess if there is a cut by the Fed should that gap close even faster? Or could that just close the gap this year?

Gregory Willis: Yes. I think John made in his prepared remarks that he said that our profit margins would be at or around the level that it currently is at. Of course that can change with changes in interest rate policy as well.

And that's driven mainly by the delivery of airplanes that we have in our pipeline, the timing of which is a little bit uncertain as well as the timing of the inclusion or the execution of our sales pipeline.

So it's a little hard to have clear visibility, but we think given the current circumstances, we'll probably be about this level of profitability.

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And over the long term, we expect to benefit from all those major macro points that we went through in the prepared remarks.

Hillary Cacanando: Okay. Got it. If I could just quickly state one more question. Just to share buyback, I know you talked about your priority being paying down debt, and I guess your leverage was 2.7x. When would you start considering share buybacks, is that when you get to 2.5 or...

Gregory Willis: Yes. I think we want to get back down to our target leverage ratio and have excess capital. And at that point in time, we'll explore all options, one of which is very clearly stock buybacks.

John Plueger: Let me just add at the highest company levels and board levels - capital allocation including stock buybacks is the subject of very robust discussion all the time.

Operator: And we will take our next question from Jamie Baker with JPMorgan.

Jamie Baker: So similar question that we asked a competitor last week. For the most recent lease you just signed, okay. Which per John's opening comments won't hit the income statement for two years, let's call it. How do those lease rates compare to the same aircraft type and vintage that you would have signed two years ago today which presumably did hit the income statement in the first quarter or close enough?

Steven Udvar-Hazy: Yes. Good question, Jamie. We just signed a letter of intent - with a lease document to follow in the coming days - with a European airline for two new generation Airbus aircraft. I can tell you that the lease rates are approximately 14% to 15% higher than what we signed in the latter part of 2022 for identical aircraft types. So that's a significant increase that's going to be something that we will enjoy for the 12 years once the aircraft deliver.

One of those aircraft, hopefully will deliver in the fourth quarter of 2025, assuming there's no further delays, and the second of those two new aircraft will deliver in Q1 of 2026. So when they deliver, they'll begin to impact our average LRF going forward. So that's the most recent example I can give you that has occurred in the last 15 days.

Jamie Baker: Excellent. If you don't mind me saying it's examples like that I think really do resonate with investors. So I really appreciate the comment. A quick follow-up, though. I appreciate what John said in his prepared remarks, also the response that Greg just gave.

But -- on the net spread contracting, is there also -- I don't know maybe power by the hour nuance or maybe the increased sales -- I don't want to beat a dead horse on this. I know you touched on it. I guess Mark and I are just still a little bit surprised by the contraction, that's all.

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John Plueger: Well let me just add, Jamie, that Yes. There was a little bit of contraction from the first quarter of last year, but there was actually about a 10 basis point increase from the fourth quarter of 2023 -- so look, timing does change quarter-to-quarter.

The timing of the aircraft sales as well as when we take asset deliveries. The new aircraft we deliver today will enjoy an increasing lease rate margin over the projected eight years or so that we will own the aircraft. Why? Because, as you know we lease the aircraft out at a fixed lease rate, but the aircraft depreciate over time, which is why when we sell these older aircraft, they tend to be at the higher end of our lease yields during our holding period of time. And when we first take them they're a little bit lower. So I understand your thought and your continued kind of thinking about this. But I would encourage you, again it's not a quarter-to-quarter sort of analogy. We're looking at pretty positive trends. We've told you now our margins are probably going to stay about where they are through the end of '24 and then increase thereafter -- that's about the best overall outlook we can give.

Operator: And we will take our next question from Stephen Trent with Citigroup.

Stephen Trent: The first is if you could refresh my memory on where things stand with the potential insurance proceeds you could get from the aircraft trapped in Eastern Europe?

John Plueger: Steve, do you want to talk about that?

Steven Udvar-Hazy: Yes. So let me just explain how the aircraft insurance works for these types of situations.

So primary insurance for these aircraft is carried by the airline itself, okay? The airlines in Russia ensured them through the Western markets, but there was a conduit, which is a Russian insurance company broker, okay? But the insurance is spread among many, many underwriters that are primarily European. There was a few in Japan and in the U.S. Okay. Then there's a second layer of insurance, which Air Lease procures for its entire fleet which is to cover us in case the airline's coverage for some reason is either not valid or the carriers do not meet their obligations. So we're engaged in a two-pronged activity.

One is to solidify an arrangement that has already happened with some of our aircraft through a designated Russian insurance company, which has been approved by the Russian government and also approved by OFAC here in the U.S. Then we're pursuing legal action against our carriers where we acquired this additional layer of insurance to cover all of our planes that were seized and we're pursuing those activities.

So there's ongoing negotiations, there's court cases that are actually taking hold starting next month in Europe. There's multiple actions to work very hard and diligently to recover our claims. And hopefully, if all goes well in the coming quarters, we'll be able to report some progress on all of these fronts.

Stephen Trent: Okay. That's super helpful. I really appreciate it. And just one follow-up, kind of a follow-up to Helane's question. I saw on a sequential basis, it looks like your net

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exposure geographically speaking, looks like it went up in Europe and it went up in North America and went down in some of the other markets.

Am I reading too much into that? That's just kind of a short-term nuance and you're still thinking of some of the Asian markets as places for long-term growth?

John Plueger: I'll take that one. So no, this is just part of our natural plan well before Covid and when we were much earlier in our development, we had a very heavy exposure into China - at one point was 22%.

We did great leases there at the beginning phase of our company, but they were a little bit disproportional. That percentage was disproportional for any country, didn't really matter who it was.

And so we progressively, as we grew our balance sheet, moderated our exposure a bit more into China and have been naturally going forward and renewing some leases there, taking some aircraft back, but now have moderated over the course of the past three to four years such that China is now - we used to disclose China separately as an item. But now it is insignificant, well not insignificant - it's about 6%. So we didn't feel that warranted breakout.

In the meantime, our lease placement activity has been very robust in Europe, which has been a primary market for us for a long time. So just call it a natural evolution of nothing more than what we've been doing over the past three to four years.

Steven Udvar-Hazy: Just to add to John's comments, we have sold a number of aircraft that we have on lease to Chinese airlines to Chinese institutions that have an appetite for those assets.

But what you don't see in our release is that we have a large number of new aircraft that will deliver later this year and in 2025 that are destined to go to airlines in Asia, particularly in Southeast Asia, in places like Malaysia and Thailand that are recovering, and Vietnam.

These are airlines that are national flag carriers where traffic is recovering at a very rapid pace, high double-digit rates.

So while our China exposure is coming down, we do have a lot of aircraft -- new aircraft both Boeing and Airbus - going into Asian markets but not necessarily Mainland China.

John Plueger: Yes. Let me just add to that - Korea, where we will start delivering - May will be our first of ten new Boeing 787-10s going to Korean Airlines.

Operator: And we will take our final question from Ron Epstein with Bank of America.

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Ronald Epstein: Yes. So just getting back to this the supply demand shortage situation. Steve saying all these airplanes are delivered late and so on and so forth. That kind of begs the question.

I mean do you think there's room for a valid third player now I mean it just seems like if there was another company making airplanes right now things wouldn't be late, like making big airplanes, I should say.

Steven Udvar-Hazy: Yes. But Ron, those manufacturers have to deal with the same supply chain, the same engine guys, the same companies that make avionics, the same companies that make hydraulic pumps, the same companies that make galleys and seats.

So yes, if someone wants to build a new generation aircraft, we certainly will evaluate those products, but they're also going to be faced with the same supply chain issues that are faced not only on the commercial side by Boeing, Airbus and Embraer, but also by our military contractors where you've seen an uptick in military aerospace and aircraft demand worldwide.

Ronald Epstein: But I guess what I'm getting at, Steve, is it's kind of like not every airplane company is getting mired down in FAA audits and FAA investigations like seemingly on a monthly basis, right? So I don't know if that's a...

Steven Udvar-Hazy: Yes. But Airbus has really been late as well. In fact, I can just give you some small examples. I was looking at this over the weekend. So I went back to the summer of 2023, and I said, how many aircraft that we thought at that time would deliver in Q1 of '24 did not deliver?

So we actually had 14 actual deliveries that took place. We have 12 aircraft that I thought nine months ago would deliver, did not deliver. They include, for example, an Airbus A350-900 that was supposed to deliver in March, and we have it on lease contract to Air France, and it now will deliver in July. So it was a plane that was supposed to deliver in Q1. It will now deliver in Q3.

We have four 787s that were supposed to deliver to four different airlines in Q1. This is nine months ago, that was the outlook. None of them delivered. We have A321neos that didn't deliver in Q1 that slipped into Q2. Same thing with A330neos. We have A220s that were late. We have four 737s that should have delivered in Q1 that will now deliver in Q2 and Q3.

So it's not a Boeing FAA regulatory issue. It's an industry-wide phenomenon, Ron.

John Plueger: Ron, this is John. Let me just add one other comment. The two most important words in your question are when you say another airplane could be delivering right away. There is no right away.

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Q1 2024 Earnings Conference Call

So any new manufacturer -- and you're probably hinting at Embraer as it was reported this past week -- they're looking at doing something like this.

But any new manufacturer -- I mean it's going to take years, Ron, for the certification and delivery of new aircraft because any new aircraft will be subject to the heightened regulatory scrutiny we're seeing today both from the FAA and EASA.

So the real key question, even if it happens, is it's going to take some time, Ron. That's going to take a fair amount of time. This is not even a two to three year thing. This is a well beyond 2030 I think timescale, if at all. So not trying to poo poo it, just trying to put a little reality on it.

For the supply chain factors, Steve commented on but just the reality of the time it takes to develop and certify a new aircraft, even if you're not plagued with current production or supply chain challenges or a regulatory oversight problem - this is a formidable time.

Steven Udvar-Hazy: And the other thing, Ron, is you're very knowledgeable about aircraft and OEMs and the issues. Any new product, whether it's going to come out from Boeing or Airbus, or China or Brazil or some super wealthy investor that thinks this is the future, is going to require a new engine. I don't see any new aircraft that are breakthrough improvements in economics and operating efficiency will have current generation engines. So when do you think the first new technology engine will be certified and available to power such a new airframe. I agree with John, we're probably looking at 2030 or beyond.

Ronald Epstein: Interesting, interesting. Then maybe changing gears to, I guess a more simple question. How has the reaction been to the A350 freighter given you guys are the launch on it?

Steven Udvar-Hazy: There's been strong demand. I mean there's been a number of orders, Cathay Pacific, Air France, KLM will replace 747s, and in a couple of cases even 777 freighters. Starlux in Taiwan, which is already an A350 operator, also ordered it.

I know there's a number of transactions that have not yet been announced by Airbus. I'm, in fact, meeting with major cargo airline this week to discuss a possible placement of an A350 freighter.

The issue that comes us right now on that is that Airbus made a decision last year to make the cargo door on the A350 larger than what was originally designed. It's a larger door, both in terms of width and height than the 777X freighter. We believe, based on the information we've gotten from Airbus that the program will be delayed because of the certification of this new configuration on the cargo door and its effect on the fuselage and the flooring and the structure of the airframe.

Operator: And with no further questions at this time. I will now turn the call back to Mr. Arnold for closing remarks.

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Q1 2024 Earnings Conference Call

Jason Arnold: Thank you, everyone, for participating in our first quarter call. We look forward to speaking with you again next quarter. Operator, thanks for your assistance. And please disconnect the line.

Operator: Thank you. And ladies and gentlemen, this concludes today's call. We thank you for your participation. You may now disconnect.